Exhibit 99.1
PRESS RELEASE

Contacts:	For Centuri investors, contact:	For Centuri media information, contact:
	Nate Tetlow	Jennifer Russo
	(480) 851-8426	(602) 781-6958
	Ntetlow@centuri.com	JRusso@Centuri.com
FOR IMMEDIATE RELEASE
November 5, 2025
CENTURI REPORTS THIRD QUARTER 2025 RESULTS, ACHIEVES RECORD QUARTERLY REVENUE

PHOENIX, AZ – November 5, 2025 - Centuri Holdings, Inc. (NYSE: CTRI) ("Centuri" or the "Company") today announced financial and operating results for the third quarter, ended September 28, 2025, and updated its full year 2025 outlook.

Third Quarter 2025 Financial and Other Business Highlights

•Achieved company record quarterly revenue of $850.0 million, an 18.1% increase versus $720.1 million in the third quarter of 2024
•Gross Profit for the third quarter was $78.0 million, a 2.9% increase versus the same quarter last year
•Net Income (loss) attributable to common stock of $2.1 million (Diluted Earnings per Share of $0.02) versus $(3.7) million (Diluted Loss per Share of $0.04) in the third quarter of 2024
•Introduced non-GAAP measures Base Revenue, Base Gross Profit, and Base Gross Profit Margin that exclude the impact of storm restoration services and provide more relevant measures of the fundamental business performance
•Base Revenue and Base Gross Profit were $848.6 million and $77.6 million, respectively, representing increases of 25% and 28% versus the third quarter of 2024
•Adjusted Net Income of $16.7 million (Adjusted Diluted Earnings per Share of $0.19) versus $5.3 million (Adjusted Diluted Earnings per Share of $0.06) in the third quarter of 2024
•Adjusted EBITDA of $75.2 million versus $78.8 million in the third quarter of 2024
•Secured bookings of $815 million in the third quarter of 2025, delivering a book to bill of 1.8x in the first three quarters of 2025 driven by new project bid work
•Reached record high backlog of $5.9 billion, a 59% increase from year-end 2024
•Updated 2025 revenue guidance to $2.8 to $2.9 billion and Adjusted EBITDA guidance to $240 to $250 million

“We delivered strong year-over-year revenue expansion in our base operations alongside meaningful profitability improvements,” said Centuri President & CEO Christian Brown. “Our commercial achievements underscore the underlying strength of our market position, while we continue to execute improvements in operational efficiency. Our booking activity of $815 million during the quarter brought our year-to-date awards to over $3.7 billion with nearly 80% of new awards secured in the third quarter representing new opportunities. This commercial momentum, combined with our robust sales pipeline of $13 billion, including near-term MSA renewals and strategic bids of $3.0 billion, provides clear visibility into sustained growth trajectory and positions us well to achieve double-digit base revenue and base gross profit growth in 2026.”

“We're making strides in optimizing our operational foundation through our strategic fleet initiative, where we've lined up several leasing partners and remain on track to achieve our balanced capital expenditure funding mix goal over the next couple of quarters. Concurrently, our comprehensive multi-year strategic planning process is underway, focused on establishing Centuri as a top-tier standalone infrastructure services provider. This framework emphasizes sustainable earnings growth, enhanced organizational integration under our 'One Centuri' vision, and world-class resource delivery capabilities. These initiatives collectively position us to capitalize on the substantial opportunities within North America's expanding energy infrastructure landscape, and we look forward to elaborating on these various facets of our strategy in the months ahead.”

Management Commentary

Third quarter 2025 consolidated revenue increased by $130.0 million, or 18.1%, to $850.0 million, with Gross Profit of $78.0 million compared to $75.8 million in the prior year quarter. Revenue growth was broad-based across all segments, with Canadian Gas leading at nearly 40% growth, followed by Union Electric at 25%, Non-Union Electric at 16%, and U.S. Gas at 13%. Net income (loss) attributable to common stock in the third quarter was $2.1 million compared to $(3.7) million in the prior year. Adjusted EBITDA in the third quarter was $75.2 million compared to $78.8 million in the prior year quarter.

Base Revenue, Base Gross Profit, and Base Gross Profit Margin are new non-GAAP measures that exclude the impact of storm restoration services, which are highly unpredictable. While storm restoration services remain a key capability of the Company, management believes these non-GAAP measures are more suitable disclosures for evaluating fundamental business performance and for comparison purposes. Base Revenue in the third quarter 2025 was $848.6 million versus $678.7 million in the prior year quarter, a 25% increase. Base Revenue growth was driven by expansion of crew counts and work hours under MSA across segments and a market for bid project activity that remains highly active, especially in the industrial and electrical substation infrastructure end-markets. Base Gross Profit was $77.6 million in the third quarter, a 28% increase from $60.5 million reported in the same quarter last year. Base Gross Profit Margin increased to 9.1% in the third quarter from 8.9% in the year prior, driven primarily by improved performance in the Union Electric segment and the Gas segments.

During the third quarter of 2025, Centuri secured approximately $815 million in total bookings, comprised of approximately $645 million of new customer contracts and MSA awards (79% of total) and $170 million of MSA renewals (21% of total). These bookings drove a book-to-bill ratio of 1.8x through the first three quarters of 2025, with the Company now having already significantly exceeded its full-year 2025 book-to-bill target of at least 1.1x. The Company has a current backlog of approximately $5.9 billion, compared to $5.3 billion last quarter. The increase in backlog reflects growing customer relationships and incremental expected volume of work under existing MSAs.

Centuri's Net Debt to Adjusted EBITDA Ratio was 3.8x as of September 28, 2025, which compares to 3.7x as of June 29, 2025. The leverage ratio was impacted primarily by the timing of accounts receivable collections, which is expected to normalize prior to the end of the fourth quarter. During the third quarter, Centuri successfully completed a refinancing of its existing debt arrangements. The refinancing included extending the maturity date of the Company's revolver from August 27, 2026 to July 9, 2030 and increasing its size from $400 million to $450 million, extending the Term Loan B maturity to 2032 at improved interest rates, and eliminating legacy change in control provisions to enhance financial flexibility.

The Company completed its separation from Southwest Gas Holdings on September 5, 2025, resulting in a fully independent public company, and appointed Christopher Krummel, who brings over 30 years of executive experience, as Chair of Centuri's Board of Directors.

Full Year 2025 Outlook

•Increased consolidated revenue outlook to $2.8 to 2.9 billion from $2.70 to $2.85 billion previously, driven by base business growth, which is expected to more than offset lower forecasted storm restoration services
•Revised consolidated Adjusted EBITDA outlook to $240 to 250 million from $250 to $270 million previously, consistent with lower expected storm restoration services
•Maintained net capital expenditures outlook of $75 to 90 million
Please review the third quarter earnings slides for more information related to our Full Year 2025 Outlook.

Centuri Holdings, Inc. Supplemental Segment Data (In thousands, except percentages) (Unaudited)
Segment Results

Fiscal three months ended September 28, 2025 compared to the fiscal three months ended September 29, 2024

	Fiscal Three Months Ended				Change
(dollars in thousands)	September 28, 2025		September 29, 2024		$	%
Revenue:
U.S. Gas	$412,407	48.5%	$366,070	50.8%	$46,337	12.7%
Canadian Gas	74,153	8.8%	53,473	7.5%	20,680	38.7%
Union Electric	214,499	25.2%	171,666	23.8%	42,833	25.0%
Non-Union Electric	148,985	17.5%	128,844	17.9%	20,141	15.6%
Consolidated revenue	$850,044	100.0%	$720,053	100.0%	$129,991	18.1%
Gross profit:
U.S. Gas	$31,650	7.7%	$27,960	7.6%	$3,690	13.2%
Canadian Gas	16,218	21.9%	10,969	20.5%	5,249	47.9%
Union Electric	19,490	9.1%	15,427	9.0%	4,063	26.3%
Non-Union Electric	10,602	7.1%	21,437	16.6%	(10,835)	(50.5%)
Consolidated gross profit	$77,960	9.2%	$75,793	10.5%	$2,167	2.9%

Fiscal nine months ended September 28, 2025 compared to the fiscal nine months ended September 29, 2024

	Fiscal Nine Months Ended				Change
(dollars in thousands)	September 28, 2025		September 29, 2024		$	%
Revenue:
U.S. Gas	$946,935	44.6%	$933,334	48.6%	$13,601	1.5%
Canadian Gas	169,048	8.0%	141,118	7.4%	27,930	19.8%
Union Electric	572,206	26.9%	499,728	26.0%	72,478	14.5%
Non-Union Electric	435,988	20.5%	345,971	18.0%	90,017	26.0%
Consolidated revenue	$2,124,177	100.0%	$1,920,151	100.0%	$204,026	10.6%
Gross profit:
U.S. Gas	$43,218	4.6%	$49,140	5.3%	$(5,922)	(12.1%)
Canadian Gas	32,782	19.4%	21,087	14.9%	11,695	55.5%
Union Electric	46,658	8.2%	38,875	7.8%	7,783	20.0%
Non-Union Electric	43,431	10.0%	40,474	11.7%	2,957	7.3%
Consolidated gross profit	$166,089	7.8%	$149,576	7.8%	$16,513	11.0%

Conference Call Information

Centuri will conduct a conference call today, Wednesday, November 5th, 2025 at 10:00 AM ET / 8:00 AM MT to discuss its third quarter 2025 financial results and other business highlights. The conference call will be webcast live on the Company's investor relations (IR) website at https://investor.centuri.com. The conference call can also be accessed via phone by dialing (800) 549-8228, or for international callers, (289) 819-1520. A supplemental investor presentation will also be available on the IR website prior to the start of the conference call. The earnings call will also be archived on the IR website and a replay of the call will be available by dialing (888) 660-6264 in the U.S., or (289) 819-1325 internationally and entering passcode 77965 #. The replay dial-in feature will be made available one hour after the call’s conclusion and will be active for one month.

About Centuri

Centuri Holdings, Inc. is a strategic utility infrastructure services company that partners with regulated utilities to build and maintain the energy network that powers millions of homes and businesses across the United States and Canada.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements can often be identified by the use of words such as “will,” “predict,” “continue,” “forecast,” “expect,” “believe,” “anticipate,” “outlook,” “could,” “target,” “project,” “intend,” “plan,” “seek,” “estimate,” “should,” “may” and “assume,” as well as variations of such words and similar expressions referring to the future. The specific forward-looking statements made herein include (without limitation) statements regarding sustaining our growth trajectory and achieving double-digit base business revenue expansion in 2026; our ability to execute a more balanced funding mix; our ability to achieve sustainable earnings growth and enhance organization integration; our expectations around the North American energy infrastructure industry and the market for bid project activity; our estimation of the value of our sales pipeline; our expectation that we will deliver a book-to-bill ratio in excess of 1.1x in 2025; our expectation that our leverage ratio will improve year-over-year from the end of 2024 to the end of 2025; and the number ranges presented in our Full Year 2025 Outlook. A number of important risks, uncertainties and other factors affecting the business and financial results of Centuri could cause actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by the forward-looking statements. These risks, uncertainties and other factors include, but are not limited to, capital market risks and the impact of general economic or industry conditions and those detailed from time to time in Centuri’s reports filed with the U.S. Securities and Exchange Commission, including Item 1A. Risk Factors in our Annual Report on Form 10-K for the fiscal year ended December 29, 2024. The statements in this press release are (i) made as of the date of this press release, even if subsequently made available by Centuri on its website or otherwise, and (ii) based on assumptions and assessments made by our management in light of their experience and perceptions of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Except to the extent required by applicable law, Centuri does not assume any obligation to update or revise the forward-looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future developments, or otherwise. You are cautioned not to place undue reliance on these forward-looking statements.

Backlog

Backlog represents contracted revenue on existing bid agreements as well as estimates of revenue to be realized over the contractual life of existing long-term MSAs. The contractual life of an MSA is defined as the stated length of the contract including any renewal options stated in the contract that we believe our customers are reasonably certain to execute.

Book-to-bill Ratio

Book-to-bill ratio represents the ratio of total awards won in a period to total revenue recognized in the same period.

Sales Pipeline

Sales pipeline represents our current unweighted bids and opportunities tracked in our sales database.

Non-GAAP Financial Measures

We prepare and present our financial statements in accordance with GAAP. However, management believes that EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, Adjusted Diluted Earnings per Share, Net Debt to Adjusted EBITDA Ratio, Base Revenue, Base Gross Profit, and Base Gross Profit Margin, all of which are measures not presented in accordance with GAAP, provide investors with additional useful information in evaluating our performance. We use these non-GAAP measures internally to evaluate performance and to make financial, investment and operational decisions. We believe that presentation of these non-GAAP measures provides investors with greater transparency with respect to our results of operations and that these measures are useful for period-to-period comparisons of results. Management also believes that providing these non-GAAP measures helps investors evaluate the Company’s operating performance, profitability and business trends in a way that is consistent with how management evaluates such matters. Because these non-GAAP metrics, as defined, exclude some, but not all, items that affect comparable GAAP financial measures, these non-GAAP metrics may not be comparable to similarly titled measures of other companies. We are unable to provide reconciliations for forward-looking non-GAAP metrics without unreasonable efforts due to our inability to project non-recurring expenses and events.

EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA adjusted for (i) non-cash stock-based compensation, (ii) separation-related costs, (iii) strategic review costs, (iv) severance costs, (v) securitization facility transaction fees, (vi) other professional fees, and (vii) CEO transition costs. Adjusted EBITDA Margin is defined as the percentage derived from dividing Adjusted EBITDA by revenue. Management believes that EBITDA helps investors gain an understanding of the factors affecting our ongoing cash earnings from which capital investments are made and debt is serviced, and that Adjusted EBITDA provides additional insight by removing certain expenses that are non-recurring and/or non-operational in nature. Management believes that Adjusted EBITDA Margin is useful for the same reason as Adjusted EBITDA, and also provides an additional understanding of how Adjusted EBITDA is impacted by factors other than changes in revenue.

Net Debt to Adjusted EBITDA Ratio is calculated by dividing net debt as of the latest balance sheet date by the trailing twelve months of Adjusted EBITDA. Net debt is defined as the sum of all bank debt on the balance sheet and finance lease liabilities, net of cash. Management believes this ratio helps investors understand our leverage.

Adjusted Net Income is defined as net income (loss) adjusted for (i) separation-related costs, (ii) strategic review costs, (iii) severance costs, (iv) amortization of intangible assets, (v) securitization facility transaction fees, (vi) other professional fees, (vii) CEO transition costs, (viii) loss on debt modification and extinguishment, (ix) non-cash stock-based compensation, and (x) the income tax impact of adjustments that are subject to tax, which is determined using the incremental statutory tax rates of the jurisdictions to which each adjustment relates for the respective periods. Management believes that Adjusted Net Income helps investors understand the profitability of our business when excluding certain expenses that are non-recurring and/or non-operational in nature. Adjusted Diluted Earnings per Share is defined as Adjusted Net Income divided by weighted average diluted shares outstanding.

Base Revenue is defined as revenue, net adjusted to exclude revenue and attributable to storm restoration services. Base Gross Profit is defined as gross profit adjusted to exclude gross profit attributable to storm restoration services. Base Gross Profit Margin is calculated by dividing Base Gross Profit by Base Revenue. Revenue derived from storm restoration services varies from period to period due to the unpredictable nature of weather-related events, and when this type of work is performed, it typically generates a higher profit margin than base infrastructure services projects due to higher contractual hourly rates given the nature of services provided and improved operating efficiencies related to equipment utilization and absorption of fixed costs.

Using EBITDA as a performance measure has material limitations as compared to net income (loss), or other financial measures as defined under GAAP, as it excludes certain recurring items, which may be meaningful to investors. EBITDA excludes interest expense net of interest income; however, as we have borrowed money to finance transactions and operations, or invested available cash to generate interest income, interest expense and interest income are elements of our cost structure and can affect our ability to generate revenue and returns for our stockholders. Further, EBITDA excludes depreciation and amortization; however, as we use capital and intangible assets to generate revenue, depreciation and amortization are necessary elements of our costs and ability to generate revenue. Finally, EBITDA excludes income taxes; however, as we are organized as a corporation, the payment of taxes is a necessary element of our operations. As a result of these exclusions from EBITDA, any measure that excludes interest expense net of interest income, depreciation and amortization and income taxes has material limitations as compared to net income (loss). When using EBITDA as a performance measure, management compensates for these limitations by comparing EBITDA to net income (loss) in each period, to allow for the comparison of the performance of the underlying core operations with the overall performance of the Company on a full-cost, after-tax basis.

As to certain of the items related to these non-GAAP metrics: (i) non-cash stock-based compensation varies from period to period due to changes in the estimated fair value of performance-based awards, forfeitures and amounts granted; (ii) separation-related costs represent expenses incurred post-Centuri IPO in connection with the separation and stand up of Centuri as its own public company, including costs incurred in association with Southwest Gas Holdings’ sale of its holdings of our common stock and costs incurred in connection with the establishment of Centuri’s Unutilized Tax Assets Settlement Agreement with Southwest Gas Holdings and under other separation-related agreements, which are not reflective of our ongoing operations and will not recur following the full separation from Southwest Gas Holdings; (iii) strategic review costs represent expenses incurred during the Centuri IPO and related costs incurred to establish Centuri as a public company leading up to the IPO; (iv) severance costs relate to non-recurring restructuring activities; (v) securitization facility transaction fees represent legal and other professional fees incurred to establish our accounts receivable securitization facility; (vi) CEO transition costs represent incremental costs incurred to find and hire a replacement CEO; (vii) other professional fees are non-recurring costs associated with certain one-time events; and (viii) loss on debt modification and extinguishment represents non-recurring professional fees expensed as part of our credit facility refinance as well as the non-cash write-off of unamortized debt issuance costs associated with debt extinguishments.

Centuri Holdings, Inc. Reconciliation of Non-GAAP Financial Measures (In thousands unless otherwise noted) (Unaudited)

The most comparable GAAP financial measure and information reconciling the GAAP and non-GAAP financial measures are set forth below.

	Fiscal Three Months Ended		Fiscal Nine Months Ended		Fiscal Year Ended
(dollars in thousands)	September 28, 2025	September 29, 2024	September 28, 2025	September 29, 2024	December 29, 2024
Net income (loss)	$2,114	$(3,617)	$(7,731)	$(17,153)	$(6,822)
Interest expense, net	26,205	23,925	62,314	70,653	90,515
Income tax expense	7,918	21,770	973	523	3,466
Depreciation expense	27,805	26,546	82,901	81,921	108,703
Amortization of intangible assets	6,685	6,662	20,034	19,991	26,642
EBITDA	70,727	75,286	158,491	155,935	222,504
Non-cash stock-based compensation	2,143	1,318	5,893	810	2,231
Separation-related costs	2,343	—	5,518	—	—
Strategic review costs	—	—	—	2,010	2,010
Severance costs	—	531	—	7,188	8,028
Securitization facility transaction fees	—	1,393	—	1,393	1,393
Other professional fees	—	—	1,379	—	—
CEO transition costs	—	233	—	233	2,060
Adjusted EBITDA	$75,213	$78,761	$171,281	$167,569	$238,226
Adjusted EBITDA Margin (% of revenue)	8.8%	10.9%	8.1%	8.7%	9.0%

	Fiscal Three Months Ended		Fiscal Nine Months Ended
(dollars in thousands)	September 28, 2025	September 29, 2024	September 28, 2025	September 29, 2024
Net income (loss)	$2,114	$(3,617)	$(7,731)	$(17,153)
Separation-related costs	2,343	—	5,518	—
Strategic review costs	—	—	—	2,010
Severance costs	—	531	—	7,188
Amortization of intangible assets	6,685	6,662	20,034	19,991
Securitization facility transaction fees	—	1,393	—	1,393
Other professional fees	—	—	1,379	—
CEO transition costs	—	233	—	233
Loss on debt modification and extinguishment	8,240	1,726	8,240	1,726
Non-cash stock-based compensation	2,143	1,318	5,893	810
Income tax impact of adjustments(1)	(4,853)	(2,966)	(10,267)	(8,339)
Adjusted Net Income	$16,672	$5,280	$23,066	$7,859
(1)Calculated based on a blended statutory tax rate of 25%.

Centuri Holdings, Inc. Reconciliation of Non-GAAP Financial Measures (In thousands unless otherwise noted) (Unaudited)

	Fiscal Three Months Ended		Fiscal Nine Months Ended
(dollars per share)	September 28, 2025	September 29, 2024	September 28, 2025	September 29, 2024
Diluted earnings (loss) per share attributable to common stock	$0.02	$(0.04)	$(0.09)	$(0.21)
Separation-related costs	0.03	—	0.06	—
Strategic review costs	—	—	—	0.02
Severance costs	—	0.01	—	0.09
Securitization transaction fees	—	0.02	—	0.02
Other professional fees	—	—	0.02	—
Loss on debt modification and extinguishment	0.09	0.02	0.09	0.02
Amortization of intangible assets	0.08	0.07	0.23	0.25
Non-cash stock-based compensation	0.02	0.01	0.07	0.01
Income tax impact of adjustments	(0.05)	(0.03)	(0.12)	(0.10)
Adjusted Diluted Earnings per Share	$0.19	$0.06	$0.26	$0.10

Note: The CEO transition costs adjustment is excluded from the table above as it has no impact on Adjusted Diluted Earnings per Share when rounded.

(dollars in thousands, except Net Debt to Adjusted EBITDA Ratio)	September 28, 2025	June 29, 2025
Debt
Current portion of long-term debt	$34,304	$28,101
Current portion of finance lease liabilities	7,359	7,923
Long-term debt, net of current portion	797,621	718,400
Line of credit	95,777	172,230
Finance lease liabilities, net of current portion	9,551	11,265
Total debt	$944,612	$937,919
Less: Cash and cash equivalents	(16,133)	(28,332)
Net debt	$928,479	$909,587

Trailing twelve month Adjusted EBITDA (1)	$241,938	$245,486
Net Debt to Adjusted EBITDA Ratio (2)	3.8	3.7
(1)To calculate Adjusted EBITDA for the last twelve months ended September 28, 2025, we aggregate the results for the fiscal year ended December 29, 2024 with the results for the fiscal nine months ended September 28, 2025 less the results for the fiscal nine months ended September 29, 2024.
(2)This Net Debt to Adjusted EBITDA Ratio may differ slightly from the net leverage ratio calculated for the purposes of the revolving credit facility.

Centuri Holdings, Inc. Reconciliation of Non-GAAP Financial Measures (In thousands unless otherwise noted) (Unaudited)

	Fiscal Three Months Ended		Fiscal Nine Months Ended
(dollars in thousands)	September 28, 2025	September 29, 2024	September 28, 2025	September 29, 2024
Total revenue, net	850,044	720,053	2,124,177	1,920,151
Less: Storm restoration services revenue	(1,491)	(41,385)	(36,660)	(87,020)
Base Revenue	848,553	678,668	2,087,517	1,833,131

	Fiscal Three Months Ended		Fiscal Nine Months Ended
(dollars in thousands)	September 28, 2025	September 29, 2024	September 28, 2025	September 29, 2024
Gross profit	77,960	75,793	166,089	149,576
Less: Storm restoration services gross profit	(353)	(15,256)	(11,345)	(29,640)
Base Gross Profit	77,607	60,537	154,744	119,936
Base Gross Profit Margin	9.1%	8.9%	7.4%	6.5%

Centuri Holdings, Inc. Condensed Consolidated Statements of Operations (In thousands, except per share information) (Unaudited)

	Fiscal Three Months Ended		Fiscal Nine Months Ended
	September 28, 2025	September 29, 2024	September 28, 2025	September 29, 2024
Revenue	$825,228	$692,821	$2,052,152	$1,840,960
Revenue, related party - former parent	24,816	27,232	72,025	79,191
Total revenue, net	850,044	720,053	2,124,177	1,920,151
Cost of revenue (including depreciation)	748,926	620,751	1,891,342	1,699,359
Cost of revenue, related party - former parent (including depreciation)	23,158	23,509	66,746	71,216
Total cost of revenue	772,084	644,260	1,958,088	1,770,575
Gross profit	77,960	75,793	166,089	149,576
Selling, general and administrative expenses	34,960	27,213	90,294	76,461
Amortization of intangible assets	6,685	6,662	20,034	19,991
Operating income	36,315	41,918	55,761	53,124
Interest expense, net	26,205	23,925	62,314	70,653
Other expense (income), net	78	(160)	205	(899)
Income (loss) before income taxes	10,032	18,153	(6,758)	(16,630)
Income tax expense	7,918	21,770	973	523
Net income (loss)	2,114	(3,617)	(7,731)	(17,153)
Net income (loss) attributable to noncontrolling interests	15	35	54	(130)
Net income (loss) attributable to common stock	$2,099	$(3,652)	$(7,785)	$(17,023)

Earnings (loss) per share attributable to common stock:
Basic	$0.02	$(0.04)	$(0.09)	$(0.21)
Diluted	$0.02	$(0.04)	$(0.09)	$(0.21)
Shares used in computing earnings per share:
Weighted average basic shares outstanding	88,649	88,518	88,585	81,679
Weighted average diluted shares outstanding	88,989	88,518	88,585	81,679

Centuri Holdings, Inc. Condensed Consolidated Balance Sheets (In thousands, except share information) (Unaudited)

	September 28, 2025	December 29, 2024
ASSETS
Current assets:
Cash and cash equivalents	$16,133	$49,019
Accounts receivable, net	272,257	271,793
Accounts receivable, related party - former parent, net	8,819	9,648
Contract assets	387,665	235,546
Contract assets, related party - former parent	2,378	2,623
Prepaid expenses and other current assets	53,244	32,755
Total current assets	740,496	601,384
Property and equipment, net	494,843	511,314
Intangible assets, net	321,492	340,901
Goodwill, net	371,203	368,302
Right-of-use assets under finance leases	26,054	33,790
Right-of-use assets under operating leases	106,520	104,139
Other assets	116,724	114,560
Total assets	$2,177,332	$2,074,390
LIABILITIES, TEMPORARY EQUITY AND EQUITY
Current liabilities:
Current portion of long-term debt	$34,304	$30,018
Current portion of finance lease liabilities	7,359	9,331
Current portion of operating lease liabilities	20,570	18,695
Accounts payable	146,620	125,726
Accrued expenses and other current liabilities	201,269	173,584
Contract liabilities	32,057	24,975
Total current liabilities	442,179	382,329
Long-term debt, net of current portion	797,621	730,330
Line of credit	95,777	113,533
Finance lease liabilities, net of current portion	9,551	15,009
Operating lease liabilities, net of current portion	92,539	91,739
Deferred income taxes	72,552	115,114
Other long-term liabilities	77,054	66,115
Total liabilities	1,587,273	1,514,169
Temporary equity:
Redeemable noncontrolling interests	4,891	4,669
Equity:
Common stock, $0.01 par value, 850,000,000 shares authorized, 88,649,154 and 88,517,521 shares issued and outstanding at September 28, 2025 and December 29, 2024, respectively.	886	885
Additional paid-in capital	752,413	718,598
Accumulated other comprehensive loss	(9,549)	(13,209)
Accumulated deficit	(158,582)	(150,722)
Total equity	585,168	555,552
Total liabilities, temporary equity and equity	$2,177,332	$2,074,390

Centuri Holdings, Inc. Condensed Consolidated Statements of Cash Flows (In thousands) (Unaudited)

	Fiscal Nine Months Ended
	September 28, 2025	September 29, 2024
Net cash (used in) provided by operating activities	$(5,769)	$97,232
Cash flows from investing activities:
Capital expenditures	(68,738)	(66,093)
Proceeds from sale of property and equipment	4,577	6,802
Net cash used in investing activities	(64,161)	(59,291)
Cash flows from financing activities:
Proceeds from initial public offering and private placement, net of offering costs paid	—	327,967
Proceeds from line of credit borrowings	142,008	280,408
Payment of line of credit borrowings	(162,309)	(239,704)
Proceeds from long-term debt borrowings, net	242,936	—
Principal payments on long-term debt	(174,085)	(285,807)
Principal payments on finance lease liabilities	(7,452)	(8,574)
Redemption of redeemable noncontrolling interest	—	(92,839)
Payment of debt issuance costs	(3,214)	—
Other	(931)	(198)
Net cash provided by (used in) financing activities	36,953	(18,747)
Effects of foreign exchange translation	91	(142)
Net (decrease) increase in cash and cash equivalents	(32,886)	19,052
Cash and cash equivalents, beginning of period	49,019	33,407
Cash and cash equivalents, end of period	$16,133	$52,459